Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports First Quarter 2018 Financial Results

San Diego, April 26, 2018 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the only touchscreen insulin pumps available in the United States, today reported its financial results for the quarter ended March 31, 2018.

First Quarter 2018 Results

In comparing the first quarter of 2018 to the same period of 2017:

•	Pump shipments increased 58 percent to 4,444 pumps from 2,816 pumps.
•	Sales increased 44 percent to $27.3 million from $19.0 million. The first quarter of 2017 benefited from $1.5 million in previously deferred sales that were recognized during the period[1].
•	Operating margin improved to negative 57 percent from negative 112 percent.

“Our first quarter results demonstrate continued positive momentum across all aspects of our business,” said Kim Blickenstaff, President and Chief Executive Officer. “These trends, in combination with our robust product pipeline and the new integrated continuous glucose monitoring opportunities, give us confidence in our ability to achieve both our near and longer-term goals.”

Gross profit for the first quarter of 2018 increased 69 percent to $11.4 million, compared to $6.8 million for the same period of 2017. The first quarter of 2017 benefited from $0.7 million in previously deferred profit that was

[1]

Beginning in the third quarter of 2016 through the third quarter of 2017, the Company offered a Technology Upgrade Program under a variable pricing structure, as a pathway for certain existing customers to obtain the t:slim X2TM Insulin Pump. This program resulted in a number of accounting complexities that makes comparisons of our current and historical financial results more difficult. In particular, during the term of the program, accounting guidelines required us to defer up to 100 percent of sales at the time of pump shipment and recognize them in a subsequent period, either when the upgrade was fulfilled or at the expiration of the program.

recognized during the period1. Gross margin was 42 percent for the quarter ended March 31, 2018 compared to 36 percent in the same period of 2017.

For the first quarter of 2018, operating expenses totaled $26.9 million, compared to $28.0 million for the same period of 2017. Operating loss for the first quarter of 2018 was $15.5 million, compared to $21.2 million for the same period of 2017.  Operating margin for the first quarter was negative 57 percent compared to negative 112 percent in the same period of last year. Both operating loss and operating margin included non-cash charges for stock-based compensation of $1.2 million and depreciation and amortization of $1.5 million for the first quarter of 2018, compared to stock-based compensation of $3.0 million and depreciation and amortization of $1.4 million, for the comparable period of 2017.

Net loss for the first quarter of 2018 was $32.7 million, compared to $23.8 million for the same period of 2017. In the first quarter of 2018 this included a $14.2 million non-cash charge for the change in fair value of the Series A and Series B warrants issued in the Company’s October 2017 financing. There was no comparable charge in the first quarter of 2017.

Cash Balance and Liquidity

As of March 31, 2018, the Company had $81.9 million in cash, cash equivalents, short-term investments and restricted cash. This included $64.2 million in net proceeds from the equity financing completed in February 2018 and $6.5 million in net proceeds from warrants exercised in the first quarter of 2018. The Company generated an additional $11.3 million in net proceeds from Series A and Series B warrant exercises between April 1 and the expiration of the Series B warrants on April 17, 2018.  The Company’s 2018 total net proceeds from warrants exercised through April 17 was approximately $17.8 million, of which the vast majority were Series B warrants.

2018 Annual Guidance

For the year ending December 31, 2018, the Company is reaffirming its financial guidance as follows:

•	Sales are estimated to be in the range of $132 million to $140 million, which represents an annual sales growth of 23 percent to 30 percent compared to 2017.
o	Annual sales for 2017 benefited from $5.0 million in previously deferred sales that were recognized during the period[1].
•	Operating margin is estimated to be in the range of negative 40 percent to negative 35 percent, which includes:
o	Approximately $4.0 million to $5.0 million in non-cash, stock-based compensation expense
o	Approximately $7.0 million to $8.0 million of depreciation and amortization

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).  The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "8129808."

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2™ Insulin Pump, the only pump capable of remote feature updates using a personal computer, now available with Dexcom G5® Mobile continuous glucose monitoring (CGM) integration. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Tandem Diabetes Care and t:slim X2 are registered trademarks. Dexcom G5 is a registered trademark of Dexcom, Inc.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results and the Company’s ability to achieve its near and longer-term goals. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by the Company’s ability to obtain regulatory approval for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the potential that newer products that compete with the Company’s products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; and the potential that the process of purchasing the Company’s products, including insurance verification approval for individual customers, may delay or prevent the sale of the products.  Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the FDA or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.
GAAP CONDENSED BALANCE SHEETS
(in thousands)
	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$71,878	$14,179
Accounts receivable, net	13,043	20,793
Inventory, net	26,486	26,993
Other current assets	2,936	2,191
Total current assets	114,343	64,156

Restricted cash - long-term	10,000	10,000
Property and equipment, net	18,860	19,631
Other long term assets	1,496	1,559
Total assets	$144,699	$95,346
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$17,460	$22,470
Deferred revenue	2,875	2,526
Common stock warrants	18,061	5,432
Other current liabilities	5,315	5,657
Total current liabilities	43,711	36,085

Notes payable-long-term	76,405	76,541
Other long-term liabilities	12,735	11,868
Total liabilities	132,851	124,494

Total stockholders’ equity (deficit)	11,848	(29,148)
Total liabilities and stockholders’ equity (deficit)	$144,699	$95,346

TANDEM DIABETES CARE, INC.
GAAP CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Sales	$27,277	$18,977
Cost of sales	15,873	12,224
Gross profit	11,404	6,753

Operating expenses:
Selling, general and administrative	20,914	22,849
Research and development	5,975	5,130
Total operating expenses	26,889	27,979
Operating loss	(15,485)	(21,226)

Total other expense, net	(17,208)	(2,566)
Net loss	$(32,693)	$(23,792)

Net loss per share, basic and diluted	$(1.82)	$(7.46)

Weighted average shares used to compute basic and diluted net loss per share	17,993	3,189